SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                                August 10, 1997
                                (Date of Report)

                          JETBORNE INTERNATIONAL, INC.

   Delaware                      0-16039                           59-2768257
(State of Other Juris-          (Commission               (IRS Employer Iden-
diction of Incorporation)        File Number)              tification Number)



                          4010 Northwest 36th Avenue
                             Miami, Florida 33142
              (Address of Principal Executive Offices)   (Zip Code)


                               (305) 635-6060
                        (Registrant's Telephone Number)

                                     None
            (Former Name or Former Address, if Changed Since Last Report)

ITEM 1.     CHANGES IN CONTROL OF REGISTRANT

     Pursuant to the Company's Plan of Reorganization approved on September 17, 1993, the Company's Chairman, Eles Dobronsky and President, Amos Alouf, each acquired 3,200,000 shares of the Company's restricted Common Stock for consideration paid directly to the Company. Following completion and satisfaction of its Third Amended Plan of Reorganization, the stock acquired by those gentlemen was issued and together comprises almost 54% of the Company's issued and outstanding Common Stock. Mr. Dobronsky as Trustee, in addition, holds and controls an additional 221,850 shares. In the aggregate, accordingly, prior to the transaction described below, Messrs. Dobronsky and Alouf controlled approximately 56% of the outstanding capital stock of the Company.

     On August 10, 1997, Bodstray Company Limited, a Hong Kong corporation, acquired 6,400,000 shares of the Company's restricted Common Stock from Messrs. Alouf and Dobronsky. In the case of Mr. Alouf, the transaction represented disposition of all of his Common Stock in the Company. Mr. Dobronsky, Trustee on the other hand continues to hold 221,850 shares of the Company's restricted Common Stock.

     Bodstray Company Limited, in the transfer and sale transactions, acquired slightly less than 54% of the Company's issued and outstanding Common Stock and, in the process, acquired majority control of the Company. Upon completion of the Bodstray Company Limited acquisition transactions, Bodstray's Director, Mr. Chaim Zimet, was appointed a member of the Company's Board of Directors. See also Item 2.


ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

     On August 18, 1997, the Company entered into a certain Capital Stock for Inventory Purchase Agreement with RADA Electronic Industries, Ltd., an Israeli corporation. Under the terms of the Agreement, the Company will satisfy an unpaid, outstanding invoice for certain aircraft parts inventory purchased from RADA in December, 1996 through the new issuance of 1,141,630 (post-reverse split, see Item 5.) restricted shares of the Company's Common Stock. The new (post-split) stock, when issued will, represent a 49% ownership interest in the Company. The Company and RADA Electronic Industries, Ltd. have agreed that within the context of this transaction the value of the 49% ownership interest in the Company is approximately $2,700,000. The Company entered into this transaction as an aspect of its prolonged struggle to acquire additional inventory, to expand brokerage transactions and to otherwise improve the volume of its sales in the absence of sufficient cash to acquire additional inventory in the marketplace. The capital stock for inventory purchase transaction will be consummated following implementation of a one-for-ten reverse split of the Company's Common Stock. See Item 5. The Company's Chairman, Mr. Eles Dobronsky, is also a member of the Board of Directors of RADA Electronic Industries, Ltd. Mr. Dobronsky did not participate in the vote of RADA's Board of Directors approving this Capital Stock for Inventory Purchase Agreement with the Company.

     RADA Electronic Industries, Ltd. is incorporated in Israel and has a subsidiary in the United States. RADA is engaged in the development, manufacturing and marketing of advanced electronic equipment for the aerospace and commercial aviation markets. RADA was previously involved in aviation spare parts trading through its previously owned subsidiary, Kellstrom Industries, Inc. and through its Dutch subsidiary, Adar, which latter subsidiary owned the inventory which was sold to the Company. RADA intends to acquire a controlling interest in Jetborne in the future and the Company is informed that it is presently negotiating terms for the acquisition of additional Common Stock of the Company.


ITEM 5.     OTHER EVENTS

     At a Special Meeting on August 15, 1997, the Company's Board of Directors approved a proposed one-for-ten reverse-split of its Common Stock. The Company, as a Delaware corporation, will seek the consent of its shareholders to the reverse split pursuant to the requirements of the Delaware General Corporation Law, but shareholder approval is assured in that Bodstray Company Limited, consenting for 54% of the Company's issued and outstanding Common Stock, approves and consents. The Company will seek consents from shareholders of record on August 15, 1997 and envisions the reverse split to be effective September 30, 1997.



ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(c)(21)Exhibits

     Published Statement regarding the acquisition by RADA Electronic Industries, Ltd., an Israeli corporation, of 49% of the Capital Stock of the Company. See Item 2.

                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       JETBORNE INTERNATIONAL, INC.

Dated: August 30, 1997

                                       BY:/s/Eles Dobronsky
                                          Eles Dobronsky,
                                          Chief Operating Officer